Exhibit (h)(4)

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke HM 08 Bermuda	Email tfaries@applebyglobal.com Direct Dial +1 441 298 3216 Direct Fax +1 441 298 3485 Tel +1 441 295 2244 Fax +1 441 292 8666

Your Ref
Attention: Chief Legal Counsel
Appleby Ref 071040.0068/TF/KE

1 April 2016

Dear Sirs

PartnerRe Limited (NYSE: PRE) (the “Company”)

This opinion as to Bermuda law is addressed to you in connection with the offering memorandum dated 1 April 2016 (Offering Memorandum), as thereafter amended or supplemented, setting out the terms and conditions on which the Company is offering to exchange (the Exchange Offers) any and all of its outstanding 6.50% Series D Cumulative Redeemable Preferred Shares, $1.00 par value for 6.50% Series G Cumulative Redeemable Preferred Shares, $1.00 par value, any and all of its outstanding 7.25% Series E Cumulative Redeemable Preferred Shares, $1.00 par value for 7.25% Series H Cumulative Redeemable Preferred Shares, $1.00 par value and any and all of its outstanding 5.875% Series F Non-Cumulative Redeemable Preferred Shares, $1.00 par value for 5.875% Series I Non-Cumulative Redeemable Preferred Shares, in each case to be issued in connection with the Exchange Offers.

For the purposes of this opinion we have examined and relied upon the Offering Memorandum together with such other documentation as we have considered requisite to this opinion (Documents). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Offering Memorandum.

ASSUMPTIONS

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	the genuineness of all signatures on the Documents;

4.	the authority, capacity and power of each of the persons signing the Documents; and

5.	that any factual statement made in any of the Documents are true, accurate and complete.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we confirm that the statements in the Offering Memorandum under the heading “Material Bermuda and United States Federal Income Tax Consequences – Bermuda Taxation”, insofar as such information describes the provisions of the tax laws of Bermuda, constitute our opinion as to such laws.

RESERVATIONS

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

DISCLOSURE

This opinion is given in connection with Offering Memorandum and not for any other purpose except as may be required by law or regulatory authority. We also hereby consent to this opinion being used as an exhibit to the Schedule TO as filed publicly with the U.S. Securities and Exchange Commission on 1 April 2016 by the Company in connection with the Exchange Offers.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai